Exhibit 4.2

TIME WARNER CABLE ENTERPRISES LLC,

TIME WARNER CABLE INC., as Guarantor

TW NY CABLE HOLDING INC., as Guarantor

AND

TIME WARNER CABLE INTERNET HOLDINGS II LLC,

as Guarantor

TO

THE BANK OF NEW YORK MELLON, as Trustee

Twelfth Supplemental Indenture

Dated as of September 30, 2012

TWELFTH SUPPLEMENTAL INDENTURE dated as of September 30, 2012 among TIME WARNER CABLE ENTERPRISES LLC, a Delaware limited liability company (“TWCE”), TIME WARNER CABLE INC., a corporation duly organized and existing under the laws of the State of Delaware (“TWC”), TW NY CABLE HOLDING INC., a corporation duly organized and existing under the laws of the State of Delaware (“TW NY”), TIME WARNER CABLE INTERNET HOLDINGS II LLC, a Delaware limited liability company (“TWCIH II”) and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a banking corporation duly organized and existing under the laws of New York, as Trustee (the “Trustee”).

RECITALS

Time Warner Entertainment Company, L.P., a Delaware limited partnership (“TWE”), TWC, TW NY and the Trustee are parties to an Indenture dated as of April 30, 1992, as amended by a First Supplemental Indenture dated as of June 30, 1992, a Second Supplemental Indenture dated as of December 9, 1992, a Third Supplemental Indenture dated as of October 12, 1993, a Fourth Supplemental Indenture dated as of March 29, 1994, a Fifth Supplemental Indenture dated as of December 28, 1994, a Sixth Supplemental Indenture dated as of September 29, 1997, a Seventh Supplemental Indenture dated as of December 29, 1997, an Eighth Supplemental Indenture dated as of December 9, 2003, a Ninth Supplemental Indenture dated as of November 1, 2004, a Tenth Supplemental Indenture dated as of October 18, 2006 and an Eleventh Supplemental Indenture dated as of November 2, 2006 (as so supplemented, the “Indenture”), providing for, among other things, (i) the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture and (ii) the guaranties of the Securities by TWC and TW NY.

WHEREAS, Section 801 of the Indenture provides that TWE may not consolidate with or merge into any other Person unless among other things, the Person formed by such consolidation or into which TWE is merged shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all the Securities and the performance or observance of every covenant of the Indenture on the part of TWE to be performed or observed;

WHEREAS, Section 901 of the Indenture provides that TWE may enter into one or more supplemental indentures in order to make any provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of the Holders of the Securities of any series in any material respect;

WHEREAS, TWCE, TWC, TW NY and TWCIH II have duly authorized the execution and delivery of this Twelfth Supplemental Indenture to (a) provide for the assumption of the obligations of TWE under the Indenture by TWCE upon consummation of the merger of TWE with and into TWCE effective as of September 30, 2012 and (b) provide for the accession of TWICH II to the Indenture as Guarantor;

WHEREAS, this Twelfth Supplemental Indenture is being executed pursuant to and in accordance with Section 901 of the Indenture; and

WHEREAS, all things necessary to make this Twelfth Supplemental Indenture a valid and binding agreement of TWCE, TWC, TW NY and TWCIH II have been done.

NOW, THEREFORE, WITNESSETH:

For and in consideration of the premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

INCORPORATION OF PREVIOUS DOCUMENTS

SECTION 101.        Incorporation of Previous Documents.

This Twelfth Supplemental Indenture is a supplemental indenture within the meaning of the Indenture and shall be read together therewith, and shall have the same effect as though all the provisions thereof and hereof were contained in one instrument. Unless otherwise expressly provided, the provisions of the Indenture are incorporated herein by reference.

SECTION 102.        Definitions.

Unless otherwise provided herein, the terms used herein shall have the meanings ascribed to such terms in the Indenture.

SECTION 103.        Governing Law.

This Twelfth Supplemental Indenture, the Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 104.        Trustee.

The Trustee makes no representation as to the validity or sufficiency of this Twelfth Supplemental Indenture, except as to the satisfaction of the Trustee with the form hereof. The recitals and statements herein are deemed to be those of the parties hereto other than the Trustee.

SECTION 105.        Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

ARTICLE TWO

SUCCESSION TO INDENTURE

Upon consummation of the merger of TWE with and into TWCE, TWCE agrees to succeed to, and be substituted for, and may exercise every right and power of, TWE under the Indenture and the Securities with the same effect as if TWCE had been named as an Obligor therein. TWCE hereby assumes the due and punctual payment of the principal of, premium, if any, and interest on all the Securities and the performance or observance of every covenant of the Indenture and the Securities on the part of TWE to be performed or observed.

ARTICLE THREE

ADDITION OF TWCIH II AS A PARTY TO THE INDENTURE

By execution of this Twelfth Supplemental Indenture, TWCIH II agrees that it shall be a party to, and shall be subject to, bound by and entitled to the benefits of, the Indenture, as supplemented by this Twelfth Supplemental Indenture, as a Guarantor thereunder.

ARTICLE FOUR

AGREEMENT TO GUARANTEE

TWCIH II hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Supplemental Indenture to be duly executed by their respective officers or agents as of the day and year first above written.

TIME WARNER CABLE ENTERPRISES LLC

By:	/s/ Matthew Siegel
	Name:	Matthew Siegel
	Title:	Senior Vice President and Treasurer

TIME WARNER CABLE INC., as Guarantor

By:	/s/ Matthew Siegel
	Name:	Matthew Siegel
	Title:	Senior Vice President and Treasurer

TW NY CABLE HOLDING INC., as Guarantor

By:	/s/ Matthew Siegel
	Name:	Matthew Siegel
	Title:	Senior Vice President and Treasurer

TIME WARNER CABLE INTERNET HOLDINGS II LLC, as Guarantor

By:	/s/ Matthew Siegel
	Name:	Matthew Siegel
	Title:	Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Beata Harvin
	Name:	Beata Harvin
	Title:	Vice President